EXHIBIT 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER, dated as of August 20, 2009 (this “Amendment”), by and among Alesco Financial Inc., a Maryland corporation (“AFN”), Cohen Brothers, LLC, a Delaware limited liability company (d/b/a Cohen & Company) (“C&C”), and Alesco Financial Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of AFN (“Merger Sub”).

BACKGROUND

WHEREAS, AFN, Fortune Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of AFN, and C&C entered into an Agreement and Plan of Merger, dated as of February 20, 2009 (the “Original Merger Agreement”);

WHEREAS, AFN, Fortune Merger Sub, LLC, C&C, and, as assignee of Fortune Merger Sub, LLC, Merger Sub entered into an Amendment No. 1 to Agreement and Plan of Merger, dated as of June 1, 2009 (together with the Original Merger Agreement, the “Merger Agreement”).

WHEREAS, the Merger Agreement provides for the merger of Merger Sub with and into C&C, with C&C as the surviving limited liability company (the “Merger”);

WHEREAS, the parties to the Merger Agreement agreed that, prior to the consummation of the Merger, the conducting of their businesses is subject to certain conditions;

WHEREAS, the parties have acknowledged that, in furthering the strategic goals of C&C and the Merger and the interests of the combined company following the Merger, C&C should have the ability to issue certain equity compensation awards to help attract and retain new and existing employees of C&C (together, the “Employees”);

WHEREAS, the parties have acknowledged that, in furthering the strategic goals of C&C and the Merger and the interests of the combined company following the Merger, Cohen & Company Securities, LLC shall be permitted to make certain investments;

WHEREAS, the board of directors of AFN, a special committee of the board of directors of AFN and the board of managers of Merger Sub have, by resolutions duly adopted, approved this Amendment and determined that this Amendment is advisable; and

WHEREAS, the board of managers of C&C has, by resolutions duly adopted, approved this Amendment and determined that this Amendment is advisable.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

AMENDMENT OF MERGER AGREEMENT

1.1 Approval of the Plan and Equity Awards. Notwithstanding anything in the Merger Agreement to the contrary, subject to execution by all parties of the Equity Plan Funding Agreement, C&C shall be permitted to adopt the Cohen Brothers, LLC 2009 Equity Award Plan (the “Plan”), a copy of which is attached hereto as Annex A, and to issue to Employees equity awards pursuant to the Plan. Any such issuance shall not result in any of the adjustments contemplated by Section 2.4 of the Merger Agreement.

1.2 Assumption of the Plan and the Plan Funding Agreement. Upon consummation of the Merger, C&C shall transfer to AFN, and AFN shall assume, the Plan and the Equity Plan Funding Agreement and all rights, interests and obligations thereunder.

1.3 Treatment of Cohen Restricted Units and Restricted Membership Units.

(a) Restricted Units. At the Effective Time, each outstanding Restricted Unit shall be automatically cancelled and converted into a New Restricted Unit representing the right to receive the number of recapitalized C&C membership units equal to 0.57372 (the “C&C Restricted Unit Exchange Ratio”) multiplied by the number of Combined C&C Membership Units underlying the Restricted Unit set forth in the grant document for such Restricted Unit (the “C&C Restricted Unit Merger Consideration”) and such New Restricted Unit shall have the same terms and conditions as previously set forth in the grant document applicable to such Restricted Unit.

1.4 In connection with the adoption of the Plan and awards issued pursuant to the Plan, the limited liability company operating agreement of Merger Sub as set forth on Exhibit C to the Merger Agreement is hereby replaced in its entirety with Annex B hereto.

1.5 Certain Adjustments. Section 2.4 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Section 2.4 Certain Adjustments. So as to maintain the relative proportionate interests of the holders of C&C Units in AFN Shares on a fully diluted basis immediately following the Effective Time, the C&C Class A/B Stock Exchange Ratio, the C&C Class A/B Stock Merger Consideration, the C&C Class C Stock Exchange Ratio, the C&C Class C Stock Merger Consideration, the C&C Class A/B Unit Exchange Ratio, the C&C Class A/B Unit Merger Consideration, the C&C Restricted Unit Exchange Ratio and the C&C Restricted Unit Merger Consideration shall be adjusted to reflect fully the appropriate effect of any issuance of AFN Shares or C&C Units permitted under Section 5.1(a) or stock-split, split-up, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, AFN Shares or C&C Units), reorganization, recapitalization, reclassification, combination or exchange of shares or units, or other similar change with respect to AFN Shares or C&C Units having a record date occurring on or after the date hereof and prior to the Effective Time; provided, however, that the AFN Reverse Stock Split (as defined in Section 5.1(a)) shall not result in an adjustment pursuant to this Section 2.4.”

1.6 Covenants – Conduct of Business. The following is hereby added to the end of Section 5.1(f) of the Merger Agreement:

“Notwithstanding the foregoing, Cohen & Company Securities, LLC shall be permitted to make investments consistent with the presentation, dated July 2009, to the AFN Board of Directors titled “Cohen BD Repurchase Indebtedness Term Sheet.”

1.7 Conditions to the Obligations of AFN and Merger Sub. The following is hereby added as Section 6.3(j) of the Merger Agreement:

“(j) Election of Cohen Bros. Financial, LLC. Cohen Bros. Financial, LLC, a Delaware limited liability company, shall have elected to retain the New C&C Units to be received as a result of the recapitalization of the C&C Class A Units and C&C Class B Units provided for in Section 2.1 hereof.”

ARTICLE II

MISCELLANEOUS

2.1 Definitions. The following terms shall be defined as set forth below:

“Combined C&C Membership Unit” means a C&C Class A membership unit and C&C Class B membership unit taken together as a single unit.

“Equity Plan Funding Agreement” means that certain Equity Plan Funding Agreement, dated as of August 20, 2009, by and between C&C and Daniel G. Cohen.

“New Restricted Unit” means the award pursuant to Section 3(e) of the Plan of a contractual right that entitles the holder thereof, upon vesting of the unit and subject to other restrictions set forth in the Plan and the applicable grant document, to receive the number of recapitalized C&C membership units set forth in the grant document.

“Restricted Unit” means the award pursuant to the Plan of a contractual right that entitles the holder thereof, upon vesting of the unit and subject to other restrictions set forth in the Plan and the applicable grant document, to receive one C&C Class A Unit and one C&C Class B Unit.

Unless otherwise defined herein, all capitalized terms shall have the meanings specified or referred to in the Merger Agreement.

2.2 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

2.3 Counterparts and Other Matters. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original. Except as provided in this Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ALESCO FINANCIAL INC.

By:	/S/ JAMES J. MCENTEE, III
Name: James J. McEntee, III
Title: Chief Executive Officer and President

COHEN BROTHERS, LLC

By:	/S/ CHRISTOPHER RICCIARDI
Name: Christopher Ricciardi
Title: Chief Executive Officer

ALESCO FINANCIAL HOLDINGS, LLC

By:	/S/ JAMES J. MCENTEE, III
Name: James J. McEntee, III
Title: Chief Executive Officer and President

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]